Exhibit 14.2

Tel: 604 688 5421 Fax: 604 688 5132 vancouver@bdo.ca www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

To The Shareholders of Genoil Inc.

We have audited the consolidated statements of loss, comprehensive loss and deficit and cash flows of Genoil Inc. for the year ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

With respect to the consolidated financial statements for the year ended December 31, 2007 we conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the Company’s operations and its cash flows for the year ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada April 18, 2008